SECURITY EQUITY FUND
FILE NO. 811-01136
CIK NO. 0000088525

EX-99.77C

A special meeting of the shareholders of the Global Series of Security Equity Fund was held on July 27, 2007. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents a single share held on the record date for the meeting.

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ISSUE:  a.  To approve an investment  sub-advisory  agreement between 6th Avenue
            Investment Management Company, LLC and Security Global Investors, LLC pursuant to which Security Global Investors, LLC will be appointed as an investment sub-adviser to Security Global Series.
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                                                                 TOTAL NUMBER OF
                                             VOTES                SHARES VOTED
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                                                   AGAINST/
                                      FOR        ABSTENTIONS
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                                   3,642,165      1,405,675         5,047,841
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